UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 28, 2015

EQUINIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lagoon Drive, 4th Floor Redwood City, California	94065
(Address of Principal Executive Offices)	(Zip Code)

(650) 598-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 29, 2015, Equinix, Inc. (“Equinix”) issued an announcement under Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers (the “Rule 2.7 Announcement”) disclosing the terms of a recommended cash and share offer for the entire issued and to be issued share capital of Telecity Group plc, a public company organized under the laws of England and Wales (“TelecityGroup”) (the “Transaction”). In connection with the Transaction, (i) Equinix and TelecityGroup entered into a cooperation agreement (the “Cooperation Agreement”), and (ii) Equinix, as borrower, and JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent and lender, entered into a Bridge Credit Agreement, dated as of May 28, 2015 (the “Bridge Credit Agreement”).

Rule 2.7 Announcement

On May 29, 2015, Equinix issued the Rule 2.7 Announcement disclosing the terms of the Transaction. For each TelecityGroup share, TelecityGroup shareholders will receive 572.5 pence in cash and 0.0327 new shares of Equinix common stock by means of a court sanctioned scheme of arrangement (the “Scheme”).

The Transaction values each TelecityGroup share at approximately 1,145.0 pence per TelecityGroup share and a value of approximately £2,351.9 million for TelecityGroup’s entire issued and to be issued share capital based on the volume-weighted average share price of $267.74 per Equinix share for the 5 day period to 28 May 2015 (being the last business day before the date of the Rule 2.7 Announcement).

The Transaction will be pre-conditional upon the receipt of competition authority clearances and also is conditional upon (i) approval of the Scheme by the holders of at least a majority in number representing at least 75% of the issued share capital of TelecityGroup present at a shareholder meeting and approval of related resolutions by at least a 75% majority of the issued share capital of TelecityGroup present at a further shareholder meeting and (ii) the sanction of the High Court of England and Wales.

The conditions to the Transaction are set out in full in the Rule 2.7 Announcement. It is expected that the Scheme will become effective in the first half of 2016, subject to the satisfaction or waiver of the pre-condition and other relevant conditions.

Equinix reserves the right, subject to the Cooperation Agreement, to elect to implement the Transaction by way of a takeover offer (as such term is defined in the Companies Act 2006).

Co-operation Agreement

On May 29, 2015, Equinix and TelecityGroup entered into the Cooperation Agreement pursuant to which each of Equinix and TelecityGroup has agreed to cooperate to secure the clearances and authorizations necessary to satisfy the regulatory pre-condition to the Transaction (the “Clearances”). TelecityGroup also has agreed to certain undertakings to cooperate and provide Equinix with information and assistance in relation to the Clearances.

The Cooperation Agreement will terminate (i) if Equinix and TelecityGroup so agree, (ii) if the Scheme has not become effective by the Long Stop Date, (iii) where a competing proposal is recommended by the Board of TelecityGroup and announced, (iv) if the Scheme is withdrawn or lapses (other than pursuant to Equinix’s right to switch to a takeover offer), (v) if the Scheme is not approved by the requisite majorities of TelecityGroup shareholders, (vi) if the Scheme is not sanctioned by the Scheme Court Hearing, (vii) if the recommendation of the Board of TelecityGroup is withdrawn, qualified or adversely modified, or (viii) a Break Payment Event occurs.

By way of compensation for any loss suffered by TelecityGroup in connection with the preparation and negotiation of the Transaction, Equinix has agreed to pay to TelecityGroup £50 million if: (i) on or prior to the Long Stop Date, Equinix invokes the pre-condition, or (ii) on the Long Stop Date, the pre-condition is not satisfied or waived by Equinix (a “Break Payment Event”).

The Cooperation Agreement also records Equinix’s and TelecityGroup’s intention to implement the Transaction by way of the Scheme, subject to the ability of Equinix to proceed by way of a takeover offer in the certain circumstances. The Cooperation Agreement also contains provisions that will apply in respect of the TelecityGroup share option schemes.

Bridge Credit Facility

In order to provide financing in connection with the Transaction, on May 28, 2015 (the “Effective Date”), Equinix entered into the Bridge Credit Agreement with JPMCB as the initial lender and as administrative agent for the lenders from time to time party thereto (the “Lenders”), for a principal amount of £875 million (the “Bridge Loan”). The Bridge Loan has an initial maturity of 12 months from the date of the first drawdown and, at the initial maturity date (if not repaid prior to that time), will be converted into seven-year extended bridge loans that will be exchangeable by the Lenders at any time (subject to certain minimum exchange amounts) into fixed-rate exchange notes with registration rights. The Bridge Loan bears interest during the first three months at an initial annual rate of LIBOR plus 5.00%. Thereafter, the rate for each subsequent three-month period increases by 0.5% over the applicable margin in effect for the immediately preceding three-month period (subject to a cap (the “Total Cap”) on the rate equal to (x)(i) prior to February 28, 2016, 1.50% and (ii) on and after February 28, 2016, 1.75%, plus (y) the greatest of (i) the yield on Equinix’s 5.750% Senior Notes due 2025, (ii) the yield on the J.P. Morgan US Dollar Global High Yield Index minus 1.21% and (iii) 4.875%). Under certain circumstances the loans will bear interest at the Total Cap as determined weekly. The Bridge Loan is not secured.

The Bridge Credit Agreement requires mandatory prepayment of the Bridge Loan in the event of certain asset sales (subject to certain reinvestment rights) and from the proceeds of subsequent equity or debt offerings and certain debt financings. In addition, the Bridge Credit Agreement contains standard affirmative covenants for facilities of this type, including requirements to effect a change of control repurchase offer and to effect take-out financings at the request of J.P. Morgan Securities LLC. The Bridge Credit Agreement also contains standard negative covenants for facilities of this type and generally consistent with Equinix’s existing outstanding senior notes, including restrictions on incurrence of additional debt; liens; restricted payments; fundamental changes; dividend and payment restrictions from subsidiaries; transactions with affiliates; business activities; asset sales; issuance of preferred stock by restricted subsidiaries; and additional guarantees.

Equinix intends to obtain permanent financing prior to the closing of the Transaction to replace the Bridge Loan.

The foregoing summary of the Transaction, the Rule 2.7 Announcement and the Co-operation Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Rule 2.7 Announcement, which is attached as Exhibit 2.1 hereto and incorporated by reference herein and the full text of the Co-operation Agreement, which is attached as Exhibit 2.2 hereto and incorporated by reference herein.

The foregoing summary of the Bridge Credit Agreement is only a summary and is qualified in its entirety by reference to the Bridge Credit Agreement, a copy of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

The Rule 2.7 Announcement, Co-operation Agreement and Bridge Credit Agreement and the above descriptions have been included solely to provide investors and security holders with information regarding the terms of such documents. They are not intended to be a source of financial, business or operational information about Equinix, TelecityGroup or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in such documents were made only for purposes of those agreements and as of specific dates; were solely for the benefit of the parties to such documents, as applicable; and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them instead of establishing matters of fact; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Equinix, TelecityGroup or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of such documents, as applicable, which subsequent information may or may not be fully reflected in public disclosures. As to factual matters concerning Equinix and TelecityGroup, you should not rely upon the representations and warranties in such documents, as applicable.

JPMCB and/or its affiliates have provided in the past, and may provide in the future, investment banking services to Equinix. In addition, J.P. Morgan Securities LLC together with its affiliate J.P. Morgan Limited is acting as financial advisor to Equinix in connection with the Transaction and J.P. Morgan Securities LLC has provided a fairness opinion to Equinix that the aggregate cash consideration to be paid by Equinix in the Transaction is fair, from a financial point of view, to Equinix.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 28, 2015, Equinix entered into the Bridge Credit Agreement as described under Item 1.01 above. The description of the Bridge Credit Agreement set forth in Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 8.01.	Other Events.

On May 29, 2015, Equinix issued an announcement in relation to the terms of a recommended cash and share offer by Equinix for all of the issued and to be issued share capital of TelecityGroup.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Equinix hereby furnishes the following exhibits described above in Item 1.01, Item 2.03 and Item 8.01:

2.1	Rule 2.7 Announcement, dated as May 29, 2015.

2.2	Cooperation Agreement, dated as of May 29, 2015, by and between Equinix, Inc. and Telecity Group plc.

FURTHER INFORMATION

This Current Report is not intended to and does not constitute or form part of any offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Transaction or otherwise nor will there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable laws. The Transaction will be implemented solely pursuant to the terms of the Scheme document, which will contain the full terms and conditions of the Transaction, including details of how to vote in respect of the Transaction. Any decision in respect of, or other response to, the Transaction should be made only on the basis of the information contained in the Scheme Document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K (the “Current Report”) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. The forward-looking statements involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Although Equinix believes that its forward-looking statements are based on reasonable assumptions, expected results may not be achieved, and actual results may differ materially from its expectations.

Equinix’s forward-looking statements should not be relied upon except as statements of Equinix’s present intentions and of Equinix’s present expectations, which may or may not occur. Cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. Except as required by law, Equinix undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures Equinix has made in this Current Report, as well as Equinix’s other filings with the Securities and Exchange Commission (the “SEC”). In particular, see Equinix’s Quarterly Report on Form 10-Q, filed with the SEC on May 1, 2015, and Equinix’s Annual Report on Form 10-K, filed with the SEC on March 2, 2015, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forwardlooking information contained in this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

By:	/s/ Brandi Galvin Morandi
Name:	Brandi Galvin Morandi
Title:	Chief Legal Officer and Secretary

Date: May 29, 2015

Exhibit Index

Exhibit Number	Description

2.1	Rule 2.7 Announcement, dated as May 29, 2015.

2.2	Cooperation Agreement, dated as of May 29, 2015, by and between Equinix, Inc. and Telecity Group plc.